UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 25, 2006

Moscow CableCom Corp.

(Exact name of registrant as specified in its charter)

Commission File Number:  000-01460

Delaware	06-0659863
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

590 Madison Avenue, 38th Floor	10022
New York, New York	(Zip Code)
(Address of Principal Executive Offices)

(212) 826-8942
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instructions A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 C.F.R. 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

Item 8.01  Other Events.

Moscow CableCom Corp. (the “Company”) issued a press release today announcing that on October 25, 2006 it learned that a resolution was recently issued by the City of Moscow municipal government which indicates that the City is developing proposals, with the assistance of the Committee for Telecommunications and Mass Media of the City of Moscow, the Moscow City Executive Authorities and OAO Mostelekom, regarding potential changes in the regulatory framework governing television and radio broadcasting in Moscow, specifically including broadband cable television networks.

Although the resolution does not by its terms directly apply to the Company, the Company is concerned that the resolution may have a discriminatory effect on the cable television market in Moscow, as it appears to grant favorable treatment to OAO Mostelekom, a competitor of the Company.  Although the Company does not believe that the resolution will have an immediate impact on its short-term business or prospects, the ultimate effect of the resolution could be to impose material restrictions upon the Company’s ability to continue to expand its network as currently planned.  If that were to occur, the Company’s long term business and prospects could be materially adversely affected.

The Company and Comcor-TV are studying the resolution with their legal counsel and will consider whether any further action by either is necessary or appropriate at this time to protect Comcor-TV's rights.

A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)

Exhibits

The following is furnished as an Exhibit to this report:

Exhibit Number

Description of Exhibit

99.1

Press release dated October 31, 2006

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSCOW CABLECOM CORP.

/s/ Tate Fite

Name: Tate Fite
Title:  Chief Financial Officer

Date:  October 31, 2006

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